Exhibit 99.1

Brenda Battey
BBattey@broadwayfederalbank.com
323.556.3264

Gloria Nauden
Gnauden@cityfirstbank.com
202.528.9005

Stockholders of Broadway Financial Corporation and CFBanc Corporation Approve Merger

Merger of Equals Expected to Close April 1, 2021

Transaction Will Create the Largest Black-Led Minority Depository Institution in the U.S.

WASHINGTON, DC and LOS ANGELES, CA(March 17, 2021) – Broadway Financial Corporation (“Broadway,” Nasdaq: BYFC) in Los Angeles, CA and CFBanc Corporation (“City First”) in Washington, D.C. announced today that their stockholders voted to approve the previously announced merger of equals of the two companies at the special meetings of their stockholders held today.

At the special meeting of Broadway’s stockholders over 73% of the 19,281,758 shares entitled to vote were cast and more than 99% of the shares voted were voted in favor of the merger with City First.  In addition, the Broadway stockholders approved the five other proposals for which stockholder approval was sought, with more than 96% of the shares having been voted in favor of each proposal, including for the following:

approval of the amended and restated certificate of incorporation, including amendments to effect the conversion of Broadway to a “public benefit corporation”;

approval of an increase in the authorized number of shares of Broadway voting common stock, which will become Broadway Class A common stock upon completion of the merger; and

approval of proposed sales of up to 18,474,000 shares of Broadway common stock in private placements to institutional and accredited investors at a purchase price of $1.78 per share.

At the special meeting of City First’s stockholders over 84% of the shares of each class of City First stock were cast and more than 99% of the shares voted in each class were voted in favor of the merger.

City First and Broadway previously announced that they have received all regulatory approvals necessary for consummation of their merger.  With stockholder approval now obtained, the merger is expected to close on April 1, 2021 and their previously announced private placements of common stock are expected to close a few days thereafter.

Under the terms of the merger agreement, City First will merge with and into Broadway, with Broadway being the surviving corporation.  Broadway Federal Bank, the wholly owned subsidiary of Broadway, will merge with and into City First Bank of D.C., National Association, the wholly owned subsidiary of City First, with City First Bank being the surviving bank.  At the closing of the merger, City First common shareholders will receive 13.626 shares of Broadway voting or nonvoting common stock for each share of City First voting or nonvoting common stock they own, respectively, resulting in the historic Broadway stockholders owning approximately 52.5% and the historic City First shareholders owning approximately 47.5% of the combined institution.

Combining the two institutions will increase their collective commercial lending capacity for investments in multifamily affordable housing, small businesses, and nonprofit development in financially underserved urban areas, while creating a national platform for impact investors.

About Broadway Financial Corporation

Broadway conducts its operations through its wholly owned subsidiary, Broadway Federal Bank, which is the leading community-oriented savings bank in Southern California serving low-to-moderate-income communities.  Broadway Federal Bank offers a variety of residential and commercial real estate loan products for consumers, businesses, and nonprofit organizations, other loan products and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.  Broadway Federal Bank operates three full-service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.  For more information, please visit www.broadwayfederalbank.com.

Shareholders, analysts and others seeking information about Broadway are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit Broadway’s website at www.broadwayfederalbank.com.

About CFBanc Corporation

City First conducts its operations through its wholly owned subsidiary, City First Bank.  Founded over 25 years ago in direct response to systemic disinvestment in our communities, City First has been an innovator and a financial first responder for equitable economic development in Washington, DC.  Together with its affiliates, City First has invested over $1.4 billion as of December 31, 2020 with a vision to advance economic equity and social justice, impacting families and communities today and for generations to come.  City First is part of a dedicated network of CDFIs and certified BCorps and is a member of the Global Alliance of Banking on Values, entities whose values are aligned with sustainable solutions, healthier families and more prosperous communities for our collective well-being.  For more information, please visit www.cityfirstbank.com.

Additional Information and Where to Find it

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.  This communication relates to a proposed business combination (the “Proposed Transaction”) between Broadway and City First.  In connection with the Proposed Transaction, Broadway filed a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) that included a joint proxy statement of Broadway and City First and a prospectus of Broadway (the “Joint Proxy/Prospectus”).  The Registration Statement was declared effective by the SEC on February 11, 2021 and Broadway and City First commenced mailing the definitive Joint Proxy/Prospectus to stockholders on or about February 16, 2021.  Broadway has also filed other relevant documents with the SEC regarding the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION BROADWAY, CITY FIRST AND THE PROPOSED TRANSACTION.

Investors and security holders can obtain free copies of these documents and other documents containing important information about Broadway and City First through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Broadway will also be available free of charge on Broadway’s website at https://www.broadwayfederalbank.com/financial-highlights.  Copies of the Registration Statement and the Joint Proxy/Prospectus can also be obtained free of charge by directing a request to Broadway Financial Corporation, 5055 Wilshire Boulevard Suite 500 Los Angeles, California 90036, Attention: Investor Relations, Telephone: 323-556-3264, or by email to investor.relations@broadwayfederalbank.com, or to CFBanc Corporation, 1432 U Street, NW D.C. 20009, Attention: Audrey Phillips, Corporate Secretary, Telephone: 202-243-7141.

For more information on the merger please visit www.cityfirstbroadwaymerger.com.

Cautionary Statement Regarding Forward-Looking Information

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements; however, the absence of these words does not mean the statements are not forward-looking.  Forward-looking statements in this communication include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this communication.  Such risk factors include, among others: the uncertainty as to the extent of the duration, scope and impacts oftheCOVID-19pandemic;political and economic uncertainty, including any decline in global economic conditions or the stability of credit and financial markets; the expected timing and likelihood of completion of the Proposed Transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all or failure to close the Proposed Transaction for any other reason, risks related to disruption of management time from ongoing business operations due to the Proposed Transaction, the risk that any announcements relating to the Proposed Transaction could have adverse effects on the market price of Broadway Common Stock, the risk relating to the dilutive effect of shares of Broadway Common Stock to be issued in the Proposed Transaction and the private placements, the risk of any unexpected costs or expenses resulting from the Proposed Transaction, the risk of litigation relating to the Proposed Transaction, the risk of possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the risk that the Proposed Transaction and its announcement could have an adverse effect on the ability of Broadway and City First to retain customers and retain and hire key personnel and maintain relationships with their customers and on their operating results and businesses generally, the risk the pending Proposed Transaction could distract management of both entities and that they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, or that the entities may not be able to successfully integrate the businesses, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the Proposed Transaction or it may take longer than expected to achieve those synergies or benefits and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond the control of Broadway and City First.  Additional factors that could cause results to differ materially from those described above can be found in Broadway’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings filed with the SEC that are available on Broadway’s website at https://www.broadwayfederalbank.com/financial-highlights and on the SEC’s website at http://www.sec.gov.

Actual results may differ materially from those contained in the forward-looking statements in this communication.  Forward-looking statements speak only as of the date they are made, and Broadway undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this communication except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication.

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